EXHIBIT 11.1

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE QUARTERS ENDED JULY 1, 2006 AND JULY 2, 2005

(Unaudited)

	2006	2005
BASIC EARNINGS PER COMMON SHARE:

Net income	$ 1,349,000	$ 1,509,000
Average common shares outstanding	7,150,000	7,398,000
Basic Earnings Per Common Share	$ 0.19	$ 0.20

DILUTED EARNINGS PER COMMON SHARE:

Net income	$ 1,349,000	$ 1,509,000
Average common shares outstanding	7,150,000	7,398,000
Dilutive effect of restricted stock	91,000	75,000
Common shares issuable in respect to options issued to employees with a dilutive effect	134,000	181,000
Total diluted common shares outstanding	7,375,000	7,654,000
Diluted Earnings Per Common Share	$ 0.18	$ 0.20

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EXHIBIT 11.2

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE SIX MONTHS ENDED JULY 1, 2006 AND JULY 2, 2005

(Unaudited)

	2006	2005
BASIC EARNINGS PER COMMON SHARE:

Net income	$ 2,361,000	$ 2,511,000
Average common shares outstanding	7,169,000	7,397,000
Basic Earnings Per Common Share	$ 0.33	$ 0.34

DILUTED EARNINGS PER COMMON SHARE:

Net income	$ 2,361,000	$ 2,511,000
Average common shares outstanding	7,169,000	7,397,000
Dilutive effect of restricted stock	90,000	75,000
Common shares issuable in respect to options issued to employees with a dilutive effect	127,000	194,000
Total diluted common shares outstanding	7,386,000	7,666,000
Diluted Earnings Per Common Share	$ 0.32	$ 0.33

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